Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

Pricing Supplement No. 13,841 dated March 27, 2024 (To WFS Product Supplement No. 3 dated February 24, 2023, Prospectus Supplement dated February 13, 2023 and Prospectus dated February 13, 2023)

GS Finance Corp. Medium-Term Notes, Series F guaranteed by The Goldman Sachs Group, Inc. Equity Index Linked Securities
Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

■ Linked to the S&P 500® Equal Weight Index

■ Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the underlier from its starting level to its ending level. The maturity payment amount will reflect the following terms:

■If the level of the underlier increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the level of the underlier from the starting level, subject to a maximum return at maturity of 39.25% of the face amount. As a result of the maximum return, the maximum maturity payment amount is $1,392.50

■If the level of the underlier decreases but the decrease is not more than the buffer amount of 27.50%, you will receive the face amount

■If the level of the underlier decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the underlier in excess of the buffer amount

■  Investors may lose up to 72.50% of the face amount

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the underlier for payment; if GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $960 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC (“GS&Co.”) would initially buy or sell your securities, if it makes a market in the securities, see page PS-8.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-8.

	Original Offering Price	Underwriting Discount(1)(2)	Proceeds to Issuer(1)
Per Security	$1,000.00	$27.00	$973.00
Total	$2,019,000	$54,513	$1,964,487

(1) See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-29.

(2) In addition to the 2.70%, GS&Co. may pay to selected securities dealers a fee of up to 0.20% of the face amount in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Terms of the Securities

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Market Measure:	S&P 500® Equal Weight Index (the “underlier”). The underlier is not a multiple exchange index for purposes of the accompanying product supplement.
Pricing Date:	March 27, 2024.
Original Issue Date:	April 2, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Principal Amount:	On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the maturity payment amount.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

• if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return;

 • if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

• if the ending level is less than the threshold level:

$1,000 + [$1,000 × (underlier return + buffer amount)]

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the underlier in excess of the buffer amount and will lose some, and possibly up to 72.50%, of the face amount of your securities at maturity.

Stated Maturity Date:

September 30, 2027, subject to postponement. The securities are not subject to redemption by GS Finance Corp. or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	6,845.97, the closing level of the underlier on the pricing date.
Closing Level:	Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Level:	The “ending level” will be the closing level of the underlier on the calculation day.
Maximum Return:	The “maximum return” is 39.25% of the face amount per security ($392.50 per security). As a result of the maximum return, the maximum maturity payment amount is $1,392.50 per security.
Threshold Level:	72.50% of the starting level

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Buffer Amount:	27.50%.
Upside Participation Rate:	100%.
Underlier Return:	The “underlier return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Calculation Day:	September 27, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Business Day:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation Agent:	Goldman Sachs & Co. LLC (“GS&Co.”)
Material Tax Consequences:

For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “Supplemental Discussion of U.S. Federal Income Tax Considerations.”

Denominations:	$1,000 and any integral multiple of $1,000.
Overdue Principal Rate:	The effective Federal Funds rate
Defeasance:	Not applicable
CUSIP:	40057YTK9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Additional Information about the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with WFS product supplement no. 3 dated February 24, 2023, the prospectus supplement dated February 13, 2023 and the prospectus dated February 13, 2023 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to GS Finance Corp. and not to any of its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• WFS Product Supplement No. 3 dated February 24, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000156459023002399/gs-424b2.htm

• Prospectus Supplement dated February 13, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000119312523036241/d407224d424b2.htm

• Prospectus dated February 13, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000119312523036147/d457531d424b2.htm

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “calculation day” or “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Wells Fargo Advisors (“WFA”) is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Estimated Value of the Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $960 per $1,000 face amount, which is less than the original offering price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $35 per $1,000 face amount).

Prior to July 27, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through July 26, 2024). On and after July 27, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

 seek exposure to the upside performance of the underlier if the ending level is greater than the starting level, subject to the maximum return at maturity of 39.25% of the face amount;

 desire to limit downside exposure to the underlier through the buffer amount;

 are willing to accept the risk that, if the ending level is less than the starting level by more than the buffer amount, they will lose some, and possibly up to 72.50%, of the face amount per security at maturity;

 are willing to forgo interest payments on the securities and dividends on the securities included in the underlier; and

 are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

 seek a liquid investment or are unable or unwilling to hold the securities to maturity;

 are unwilling to accept the risk that the ending level of the underlier may decrease from the starting level by more than the buffer amount;

 seek uncapped exposure to the upside performance of the underlier;

 seek full return of the face amount of the securities at stated maturity;

 are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price , as set forth on the cover page;

 seek current income;

 are unwilling to accept the risk of exposure to the underlier;

 seek exposure to the underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

 are unwilling to accept the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. to obtain exposure to the underlier generally, or to the exposure to the underlier that the securities provide specifically; or

 prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlier, please see the section titled “The S&P 500® Equal Weight Index” below.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Is the ending level greater than the starting level?
Yes
You will receive per security: $1,000 *plus* the lesser of:
(i) $1,000 × index return × upside participation rate; and
(ii) the maximum return
No
Is the ending level greater than or equal to the threshold level?
Yes
You will receive per security: $1,000
No
You will receive per security:
$1,000 + [$1,000 x (index return + buffer amount)]
In this case, you will lose some, and possibly up to 72.50% of the face amount per security.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Selected Risk Considerations

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Risk Factors” in the accompanying WFS product supplement no. 3. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying WFS product supplement no. 3. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities.

The original offering price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co., WFS or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. and WFS are not obligated to make a market in the securities. See “Risk Factors — Your Securities May Not Have an Active Trading Market” in the accompanying product supplement.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor.

Although the return on the securities will be based on the performance of the underlier, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount Payable on Your Securities Is Not Linked to the Level of the Underlier at Any Time Other Than the Calculation Day.

The ending level will be based on the closing level of the underlier on the calculation day (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the calculation day, the maturity payment amount for your securities may be significantly less than it would have been had the maturity payment amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your securities may be higher than the ending level, you will not benefit from the closing level of the underlier at any time other than on the calculation day.

You May Lose a Substantial Portion of Your Investment in the Securities.

You can lose a substantial portion of your investment in the securities. The cash payment on your securities on the stated maturity date will be based on the performance of the underlier as measured from the starting level to the closing level on the calculation day. If the ending level is less than the threshold level, you will have a loss for each $1,000 of the face amount of your securities equal to the product of (i) the sum of the underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

Your Securities Do Not Bear Interest.

You will not receive any interest payments on your securities. As a result, even if the maturity payment amount payable for your securities on the stated maturity date exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Securities to Increase Will Be Limited.

Your ability to participate in any change in the value of the underlier over the life of your securities will be limited because of the cap level. The maximum return will limit the maturity payment amount you may receive for each of your securities at maturity, no matter how much the level of the underlier may rise beyond the starting level over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock.

Investing in your securities will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlier stocks.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

●
the level of the underlier;
●
the volatility — i.e., the frequency and magnitude of changes — in the level of the underlier;
●
the dividend rates of the underlier stocks;
●
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the level of the underlier;
●
interest rates and yield rates in the market;

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

●
the time remaining until your securities mature; and
●
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or less than you would have received had you held your securities to maturity.

You cannot predict the future levels of the underlier based on its historical fluctuations. The actual level of the underlier over the life of the securities may bear little or no relation to the historical closing level of the underlier or to the hypothetical examples shown elsewhere in this pricing supplement.

Additional Risks Related to the Underlier

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the parent company of WFS ) Are Companies Whose Common Stock Comprises the S&P 500® Equal Weight Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us or WFS

The common stock of The Goldman Sachs Group, Inc. and the common stock of Wells Fargo & Company (the parent company of WFS ) are each one of the underlier stocks comprising the S&P 500® Equal Weight Index. Neither we nor WFS are otherwise affiliated with the issuers of the underlier stocks or the underlier sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the underlier sponsor or the underlier stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlier or any of the other underlier stock issuers. You, as an investor in your notes, should make your own investigation into the underlier and the underlier stock issuers.

Other than as set forth herein with respect to The Goldman Sachs Group, Inc., neither the underlier sponsor nor any of the other underlier stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the underlier sponsor nor any of the other underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities.

The Tax Consequences of an Investment in Your Securities Are Uncertain.

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Considerations — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Considerations” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities.

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	100.00%
Maximum Return:	39.25% or $392.50 per security
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	72.50 (72.50% of the hypothetical starting level)
Buffer Amount:	27.50%

Hypothetical Payout Profile

Hypothetical Underlier Return
Hypothetical Security Return
100%
50%
39.25%
0%
-50%
-72.5%
-100%
100% of Underlier
Return to maximum
27.5% Buffer
39.25%
-100%
-50%
-27.5%
0%
50%
100%
Underlier Return at Maturity
Security Return at Maturity

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Hypothetical Returns

Hypothetical ending level	Hypothetical underlier return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,392.50	39.25%
175.00	75.00%	$1,392.50	39.25%
150.00	50.00%	$1,392.50	39.25%
145.00	45.00%	$1,392.50	39.25%
140.00	40.00%	$1,392.50	39.25%
139.25	39.25%	$1,392.50	39.25%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
72.50	-27.50%	$1,000.00	0.00%
71.50	-28.50%	$990.00	-1.00%
70.00	-30.00%	$975.00	-2.50%
65.00	-35.00%	$925.00	-7.50%
60.00	-40.00%	$875.00	-12.50%
50.00	-50.00%	$775.00	-22.50%
25.00	-75.00%	$525.00	-47.50%
0.00	-100.00%	$275.00	-72.50%

(1) The underlier return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus starting level, divided by starting level).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

S&P 500® Equal Weight Index
Hypothetical starting level:	100.00
Hypothetical ending level:	110.00
Hypothetical threshold level:	72.50
Hypothetical underlier return (ending level – starting level)/starting level:	10.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × underlier return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii) the maximum return of $392.50

On the stated maturity date, you would receive $1,100.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

S&P 500® Equal Weight Index
Hypothetical starting level:	100.00
Hypothetical ending level:	150.00
Hypothetical threshold level:	72.50
Hypothetical underlier return (ending level – starting level)/starting level:	50.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × underlier return × upside participation rate

$1,000 × 50.00% ×100.00%

= $500.00; and

(ii) the maximum return of $392.50

On the stated maturity date, you would receive $1,392.50 per security, which is the maximum maturity payment amount.

Example 3. Maturity payment amount is equal to the face amount:

S&P 500® Equal Weight Index
Hypothetical starting level:	100.00
Hypothetical ending level:	95.00
Hypothetical threshold level:	72.50
Hypothetical underlier return (ending level – starting level)/starting level:	-5.00%

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Because the hypothetical ending level is less than the hypothetical starting level, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the face amount:

S&P 500® Equal Weight Index
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	72.50
Hypothetical underlier return (ending level – starting level)/starting level:	-50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (underlier return + buffer amount)]

$1,000 + [ $1,000 × (-50.00% + 27.50%)]

= $775.00

On the stated maturity date, you would receive $775.00 per security.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index, which we also refer to in this description as the “index”:

●
is an equity index, and therefore cannot be invested in directly;
●
does not file reports with the SEC because it is not an issuer;
●
was first launched on January 8, 2003 based on an initial value of 353; and
●
is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Equal Weight Index is designed to be the size-neutral version of the S&P 500® Index. The S&P 500® Equal Weight Index employs the same eligibility criteria and constituent changes as the S&P 500® Index and the S&P 500® Equal Weight Index has the same constituents as the S&P 500® Index. At each quarterly rebalancing, each constituent of the S&P 500® Equal Weight Index is allocated the same weight as every other constituent in the index. The Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500-equal-weight-index/#overview. We are not incorporating by reference the websites or any material they include in this pricing supplement.

Index Construction

The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. Index composition is the same as the S&P 500® Index. Constituent changes are incorporated in the S&P 500® Equal Weight Index, as and when they are made in the S&P 500® Index. For information about the S&P 500® Index, please see “S&P 500® Index” below.

When a company is added to the S&P 500® Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the S&P 500® Equal Weight Index at a price of $0.00. In such a case, the company’s replacement is added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

Weighting

The S&P 500® Equal Weight Index is an equal-weighted index, meaning an index where every stock, or company, has the same weight in the index. As stock prices move, the weights will shift and exact equality will be lost. Therefore, an equal weighted index must be rebalanced from time to time to re-establish the proper weighting.

The S&P 500® Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September, and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and investable weight factors (“IWF”) as of the reweighting effective date. For those companies having multiple share class lines in the index, each share class line is assigned a weight that is proportional to its float-adjusted market capitalization as of the second Friday pricing reference date. Since index shares are assigned based on prices one week prior to the rebalancing, the actual weight of each company at the rebalancing differs from the target equal weights due to market movements.

Index Calculation

The overall approach to calculate the level of the S&P 500® Equal Weight Index is the same as the S&P 500® Index; except that each constituent’s market value in the S&P 500® Index is multiplied by its additional weight factor (AWF). The AWF is a number used to convert a constituent’s market value in the S&P 500® Index into an equal weight in the S&P 500® Equal Weight Index at the most recent quarterly rebalancing, while maintaining the total market value of the S&P 500® Index. Between quarterly rebalancings, the AWFs are fixed and therefore the weights of the constituents in the S&P 500® Equal Weight Index will shift as constituent prices increase or decrease. In order to re-establish equal weighting, new AWFs are calculated on a quarterly basis.

Index Maintenance

Several types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Fixed Component Count Index Treatment (Stock Replacements)

The company entering the index goes in at the weight of the company coming out. If a company is being removed at a price of $0.00, the replacement goes in

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

at the weight of the deleted company at the close on the day before the effective date. If more than one company is being replaced in the index on a single date, the replacements are added in the order specified in the client announcement. There will be change in index market capitalization and no divisor change for stock replacements except where a company is removed at a price of zero as noted above.

Deletion

The weights of all stocks in the index will proportionately change, due to the absolute change in the number of index constituents. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Shares outstanding changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	IWF changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The change in price and shares is offset by an AWF to keep the index market capitalization (stock weight) unchanged. There is no change to the index market capitalization and no divisor adjustment.

S&P 500® Index

The S&P 500® Index:

●
is an equity index, and therefore cannot be invested in directly;
●
does not file reports with the SEC because it is not an issuer;
●
was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
●
is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $14.5 billion or more and a security level float-adjusted market capitalization of at least 50% of such

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of the stock (defined as the annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 0.75 at the time of the addition to the S&P 500® Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs, spin-offs or public companies considered to be U.S. domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange); the company must be a U.S. company (characterized as a company that satisfies the periodic reporting obligations imposed by the U.S. Securities Exchange Act by filing forms for domestic issuers (e.g., Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports, among others) with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet all of the eligibility criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the merger consideration includes the acquiring company issuing stock to target company shareholders, and the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the S&P 500® Index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below under “Adjustments for Corporate

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

●
at least US $150 million, and
●
at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

●
be underwritten.
●
have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
●
have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P.

For companies with multiple share class lines, the criteria specified above apply to each individual multiple share class line rather than total company shares.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

Any non-fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalancing.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

IWF Updates

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion	Addition

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P 500® Index is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P 500® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P 500® Index following specified guidelines. In the event that the S&P 500® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500® Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

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If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
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If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

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If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The S&P 500® Equal Weight Index and the S&P 500® Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Equal Weight Index or the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Equal Weight Index and the S&P 500® Index is the licensing of these indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Equal Weight Index and the S&P 500® Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Equal Weight Index or the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Equal Weight Index or the S&P 500® Index will accurately

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® EQUAL WEIGHT INDEX OR THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® EQUAL WEIGHT INDEX OR THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered securities, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered securities, as well as the maturity payment amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2019 through March 27, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Historical Performance of the S&P 500® Equal Weight Index

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Supplemental Discussion of U.S. Federal Income Tax Considerations

The following section supplements, and to the extent inconsistent therewith supersedes, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a tax exempt organization;
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a partnership;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlier. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Under current law, while the matter is not entirely clear, individual non-United States holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Supplemental Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page S-41 of the accompanying product supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original offering price set forth on the cover page of this pricing supplement. Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of 2.70% of the aggregate face amount of the securities sold ($27.00 per $1,000 face amount of securities). The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original offering price of the securities less a concession of 2.25% of the aggregate face amount of the securities ($22.50 per $1,000 face amount of securities). In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells ($0.75 per $1,000 face amount of securities). In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold (up to $2.00 per $1,000 face amount of securities) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. Please note that the information about the original issue date and original offering price set forth on the cover of this pricing supplement relate only to the initial distribution.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

For information related to hedging activities, see “Risk Factors — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities.” on page S-10 of the accompanying product supplement.

We have been advised by GS&Co. and WFS that they intend to make a market in the securities. However, none of GS&Co., WFS nor any of their respective affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Equal Weight Index due September 30, 2027

Validity of the Securities and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.